Exhibit 99.1
For Immediate Release
Contact:

Gen-Probe	3M
Michael Watts Senior director, investor relations and corporate communications 858-410-8673	Stephanie Sanderson 3M Public Relations 651-733-8588
3M Discontinues Collaboration with Gen-Probe to Develop Molecular Tests for
Healthcare-Associated Infections
ST. PAUL, Minn. and SAN DIEGO, June 16, 2008 — 3M and Gen-Probe Incorporated (NASDAQ: GPRO) announced today that 3M has discontinued the companies’ collaboration to develop rapid molecular tests for healthcare-associated infections (HCAIs).
The companies, which are exploring the possibility of a future marketing collaboration in this area, said the collaboration was discontinued due to current technical incompatibilities between Gen-Probe’s nucleic acid testing technologies and 3M’s proprietary microfluidics instrument platform.
“We intend to evaluate the merits of developing molecular tests for HCAIs to run on our next-generation automated instruments,” said Steve Kondor, Gen-Probe’s senior vice president of sales and marketing. “This approach, if successful, could help us develop products more rapidly, while further establishing our instrument platforms among current and future low- to mid-volume customers.”
3M reaffirmed its commitment to developing and delivering products and solutions for the issues associated with HCAIs. “Our technology platforms are helping hospitals address the important issue of HCAIs,” said Chuck Kummeth, vice president and general manager, 3M Medical Division. “We’ll continue to offer our customers solutions that detect, prevent and control infections.”
Under the terms of the discontinued agreement, Gen-Probe was responsible for assay development, which 3M funded. 3M also agreed to pay milestones to Gen-Probe based on technical and commercial progress. Gen-Probe earned the first of these milestones in the fourth quarter of 2007.
About 3M Health Care
Since inventing Ioban Antimicrobial Incise Surgical Drapes more than 30 years ago, 3M has been a worldwide leader in developing healthcare products and services that assist in infection prevention and control. 3M Health Care, one of 3M’s six major business segments, is dedicated to improving the practice, delivery and outcome of patient care and is a leading provider of solutions for medical, oral care, drug delivery and health information markets.

About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has approximately 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about 3M’s or Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning new product development, regulatory approvals, customer adoption and financial milestones are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to, the risk that: (i) the companies will not be able to reach agreement on a new relationship, (ii) Gen-Probe’s assays for HCAIs will not be successfully developed or integrated onto its next-generation instrument platforms, (iii) Gen-Probe may decide not to proceed with development of assays for HCAIs, (iv) new products, such as assays to detect HCAIs or new instruments, will not be cleared for marketing in the timeframes Gen-Probe expects, if at all, (v) the market for the sale of new products may not develop as expected, (vi) Gen-Probe may not be able to compete effectively, (vii) Gen-Probe may not be able to maintain its current corporate collaborations and (viii) competitors may challenge Gen-Probe’s intellectual property rights. The foregoing describes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see the documents that 3M and Gen-Probe file with the SEC, including the most recent annual reports on Form 10-K and all subsequent periodic reports. Neither 3M nor Gen-Probe assume any obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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